Exhibit 99.4
INTEGRATED DEVICE TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
    On April 4, 2017, Integrated Device Technology, Inc., a Delaware corporation (the “Company” or “IDT”) completed its previously announced acquisition of GigPeak, Inc. (“GigPeak”), pursuant to the terms of the definitive Agreement and Plan of Merger, dated as of February 13, 2017 (the “Merger Agreement”), by and among IDT, Glider Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of IDT and GigPeak (the “Acquisition”).

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of IDT and GigPeak after giving effect to the Acquisition and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet has been prepared to reflect the Acquisition as if the Acquisition had occurred on April 2, 2017. The unaudited pro forma condensed combined statement of operations combines the results of operations of IDT and GigPeak for the fiscal year ended April 2, 2017 and December 31, 2016, respectively, as if the Acquisition had occurred on April 4, 2016.

As IDT has a fiscal year ending on the Sunday closest to March 31 and GigPeak has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of IDT as of April 2, 2017 with the historical balances of GigPeak as of December 31, 2016, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statement of operations combines the historical results of IDT for the fiscal year ended April 2, 2017 with the historical results of GigPeak for the year ended December 31, 2016, plus pro forma adjustments.
Pursuant to the purchase method of accounting, the purchase price paid by IDT in connection with the Acquisition has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. IDT’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ materially from the information presented.
The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition had been completed on the dates indicated, nor are they indicative of future operating results or financial position.
The unaudited pro forma condensed combined financial statements do not reflect:

•	the costs to integrate the operations of IDT and GigPeak;

•	any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition; or

•	the costs necessary to achieve any such cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (a) the accompanying notes to the unaudited pro forma condensed combined financial statements, (b) GigPeak’s historical consolidated financial statements and notes thereto filed herewith and (c) IDT’s Annual Report on Form 10-K for the fiscal year ended April 2, 2017 and other filings with the Securities and Exchange Commission.

INTEGRATED DEVICE TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF APRIL 2, 2017
(In thousands)

	IDT Historical April 2, 2017	GigPeak Historical December 31, 2016	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$214,554	$35,757	$(73,145)	a,k	$177,166
Short-term investments	191,492	—	—		191,492
Accounts receivable, net	89,312	15,258	392	b	104,962
Inventories	52,288	13,687	8,839	c	74,814
Prepayments and other current assets (1)	13,054	658	(154)	d	13,558
Total current assets	560,700	65,360	(64,068)		561,992
Property, plant and equipment, net	80,961	3,840	(1,112)	e,l	83,689
Goodwill	306,925	42,977	59,049	f	408,951
Intangible assets, net	108,818	26,717	70,912	d,g	206,447
Deferred tax assets	85,831	—	9,462	h,o	95,293
Restricted cash	—	87	(87)	i	—
Other assets	40,399	1,454	87	i	41,940
Total assets	$1,183,634	$140,435	$74,243		$1,398,312
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,020	$7,093	$—		$49,113
Accrued compensation and related expenses (2)	26,624	3,166	—		29,790
Deferred income on shipments to distributors	1,985	—	—		1,985
Note payable, current	—	2,898	(2,898)	j	—
Current portion of bank loan	—	—	2,000	k	2,000
Other accrued liabilities (3)	20,205	2,872	1,122	d,j	24,199
Total current liabilities	90,834	16,029	224		107,087
Deferred tax liabilities	13,835	—	—		13,835
Convertible notes	285,541	—	—		285,541
Long-term bank loan, net			192,180	k	192,180
Long-term income tax payable	867	—	977	m	1,844
Note payable, net of current portion	—	9,853	(9,853)	j	—
Pension liabilities	—	345	(345)	n	—
Other long-term liabilities	18,894	3,896	(88)	d,m,n,o	22,702
Total liabilities	409,971	30,123	183,095		623,189
Common stock	133	69	(69)	p	133
Additional paid-in capital	2,685,649	213,557	(210,157)	q	2,689,049
Treasury stock at cost	(1,616,315)	(4,972)	4,972	p	(1,616,315)
Accumulated and other comprehensive income (loss)	(6,785)	440	(440)	p	(6,785)
Accumulated deficit	(289,019)	(98,782)	96,842	r	(290,959)
Total liabilities and stockholders' equity	$1,183,634	$140,435	$74,243		$1,398,312

(1) Presented as "Prepaid and other current assets" in GigPeak Form 10-K as of December 31, 2016
(2) Presented as "Accrued compensation" in GigPeak Form 10-K as of December 31, 2016
(3) Presented as "Other current liabilities" in GigPeak Form 10-K as of December 31, 2016

See accompanying notes to unaudited pro forma condensed combined financial statements.

INTEGRATED DEVICE TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED APRIL 2, 2017
(In thousands, except per share amounts)

	IDT Historical Year Ended April 2, 2017	GigPeak Historical Year Ended December 31, 2016	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenues	$728,243	$58,743	$—		$786,986
Cost of revenues	307,605	18,730	9,307	A,B	335,642
Gross profit	420,638	40,013	(9,307)		451,344
Operating expenses:
Research and development	165,104	20,314	229	B,C	185,647
Selling, general and administrative	145,193	16,336	3,344	B,D	164,873
Total operating expenses	310,297	36,650	3,573		350,520
Operating income	110,341	3,363	(12,880)		100,824
Interest expense	(16,878)	(674)	(8,536)	E	(26,088)
Interest income (expense) and other, net (1)	5,822	(217)	(609)	F	4,996
Income before income taxes from continuing operations	99,285	2,472	(22,025)		79,732
Income tax expense (benefit)	(9,899)	239	(6,452)	G	(16,112)
Net income from continuing operations	109,184	2,233	(15,573)		95,844
Discontinued operations:
Gain from divestiture	1,385	—	—		1,385
Income tax expense	87	—	—		87
Net income from discontinued operations	1,298	—	—		1,298
Net income	$110,482	$2,233	$(15,573)		$97,142
Basic net income per share - continuing operations	$0.82				$0.72
Basic net income per share - discontinued operations	0.01				0.01
Basic net income per share	$0.83				$0.73
Diluted net income per share - continuing operations	$0.79				$0.70
Diluted net income per share - discontinued operations	0.01				0.01
Diluted net income per share	$0.80				$0.71
Weighted average shares:
Basic	133,817				133,817
Diluted	137,440				137,596

(1) Presented as "Other expense, net" in GigPeak Form 10-K as of December 31, 2016

See accompanying notes to unaudited pro forma condensed combined financial statements.

INTEGRATED DEVICE TECHNOLOGY, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(All tabular dollar amounts in millions except per share amounts)

Note 1. Description of Transaction
On April 4, 2017 ("Acquisition Date"), pursuant to the terms of the definitive Agreement and Plan of Merger, dated as of February 13, 2017 (the “Merger Agreement”), by and among Integrated Device Technology, Inc. (“IDT”), a Delaware corporation (the "Company" or "IDT"), Glider Merger Sub, Inc, a Delaware corporation and wholly-owned subsidiary of IDT (the "Acquisition Sub"), and GigPeak, Inc., a Delaware corporation (“GigPeak”), the Acquisition Sub completed its purchase of all of the outstanding common stock, par value of $0.001 per share, of GigPeak, in an all-cash transaction for approximately $250 million (the "Acquisition"). Pursuant to the Merger Agreement, Acquisition Sub merged with and into GigPeak, with GigPeak continuing as the surviving corporation and as a wholly-owned subsidiary of IDT.

IDT funded the acquisition from its available cash on hand and net proceeds from borrowing under its credit facility entered into on April 4, 2017 with JPMorgan Chase Bank, N.A. as administrative agent and the various lenders signatory thereto (the “Credit Agreement”). The Credit Agreement provides for a $200 million term loan facility (the "Initial Term B Loan"). In addition, the Company may request incremental term loan and/or incremental revolving loan commitments in an aggregate amount not to exceed the sum of $200 million and an unlimited amount that is subject to pro forma compliance with certain secured leverage ratio test; provided, however that incremental revolving loan commitments may not exceed $50 million.
Note 2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of IDT and GigPeak after giving effect to the Acquisition using the purchase method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and applying the assumptions and adjustments described in these notes, however portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on April 2, 2017. The unaudited pro forma condensed combined statement of operations for the year ended April 2, 2017 is presented as if the Acquisition had occurred on April 4, 2016.
As IDT has a fiscal year ending on the Sunday closest to March 31 and GigPeak has a fiscal year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of IDT as of April 2, 2017 with the historical balances of GigPeak as of December 31, 2016, plus pro forma adjustments. In addition, the unaudited pro forma condensed combined statement of operations combines the historical results of IDT for the fiscal year ended April 2, 2017 with the historical results of GigPeak for the year ended December 31, 2016, plus pro forma adjustments.
ASC Topic 820, Fair Value Measurement, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, IDT may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect IDT’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Pursuant to the purchase method of accounting, the purchase price has been preliminarily allocated to assets acquired and liabilities assumed based on their respective fair values. IDT’s management has determined the preliminary fair value of the intangible assets and tangible assets acquired and liabilities assumed at the unaudited pro forma condensed combined balance sheet date. Any differences between the fair value of the consideration paid and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded may differ materially from the information presented. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items. There were no intercompany transactions between IDT and GigPeak as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies and presentation adopted by IDT in conformity with generally accepted accounting principles in the United States of America. Details of pro forma adjustments are described in Note 5 below.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Acquisition had been completed on the dates indicated, nor are they indicative of future operating results or financial position. The unaudited pro forma adjustments are directly attributable to the Acquisition and are factually supportable. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the unaudited pro forma statement of operations. In contrast, any nonrecurring items that were already included in IDT’s or GigPeak’s historical consolidated financial statements that are not related to the Acquisition have not been eliminated. In addition, the unaudited pro forma condensed combined statement of operations adjustments give effect to only those matters that are expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma adjustments are based upon available information and certain assumptions that IDT believes are reasonable.
The unaudited pro forma condensed combined financial statements do not reflect:

•	the costs to integrate the operations of IDT and GigPeak;

•	any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition; or

•	the costs necessary to achieve any such cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (a) the accompanying notes to the unaudited pro forma condensed combined financial statements (b) GigPeak’s historical consolidated financial statements and notes thereto filed herewith and (c) IDT’s Annual Report on Form 10-K for the fiscal year ended April 2, 2017 and other filings with the Securities and Exchange Commission.

Note 3. Preliminary Estimated Acquisition Consideration
The preliminary fair value of consideration to acquire GigPeak was approximately $250.1 million and consisted of the following:

(in thousands)	Amount
Cash consideration to GigPeak’s shareholders	$246,717
Preliminary fair value of unvested equity awards related to pre-combination services	3,400
Total preliminary estimated acquisition consideration	$250,117
Term B Loan:
IDT partially funded the transaction with the net proceeds from its $200 million term loan facility. On April 4, 2017, certain subsidiaries of IDT and a group of lenders entered into the Credit Agreement that, among other things, provides for variable rate term loans in aggregate principal amount of $200 million, with an original term of 7 years. IDT received net proceeds from the Initial Term B Loan of approximately $194.2 million after payment of transaction costs associated with the Credit Agreement. The transaction costs are accounted for as debt issuance costs which will be recorded as a reduction of the carrying value of the loan and amortized as a component of interest expense over the term of the Credit Agreement.
The maturity date of the Initial Term B Loan is April 4, 2024; provided that if any of the Company's Convertible Notes are outstanding on August 16, 2022, the maturity date of which had not otherwise been extended to a date that is no earlier than 91 days after April 4, 2024, the Initial Term B Loan maturity date shall instead be August 16, 2022, unless the Company and its guarantors shall have cash, permitted investments and/or unwithdrawn revolving credit commitments in an aggregate amount not less than the aggregate principal amount of then outstanding Convertible Notes. The Company may prepay the Initial Term B Loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may not be reborrowed. The interest rate of the Initial Term B Loan is based on adjusted LIBO rate which is equal to the LIBO rate for such interest period multiplied by statutory reserve rate, plus an applicable margin of 3%. For the initial three-month period through June 30, 2017, the interest rate on the Initial Term B Loan is approximately 4.15%.

GigPeak equity awards assumed:

In connection with the Acquisition, IDT assumed unvested restricted stock units (“RSUs”) originally granted by GigPeak and converted them into IDT RSUs. IDT included $3.4 million, representing the estimated portion of the fair value of the assumed GigPeak unvested equity awards associated with service rendered through the date of the Acquisition, as a component of the total preliminary estimated acquisition consideration. As of April 4, 2017, the total unrecognized stock-based compensation expense, net of estimated forfeitures, was also $3.4 million, which is expected to be recognized over the remaining weighted average service period of 2.6 years.
Note 4. Preliminary Estimated Purchase Price Allocation

The total purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed based on management’s preliminary estimates of fair value. Management is still in the process of evaluating the assets acquired and liabilities assumed. The allocations made are subject to change pending a final analysis of the fair value of the assets acquired and liabilities assumed, which could result in material changes from the information presented. This assessment may result in fair values that are materially different than the preliminary estimates of these amounts.

The following table summarizes the preliminary estimated fair value of tangible and intangible assets acquired and liabilities assumed as of the date of Acquisition:

(in thousands)	Fair Value
Cash and cash equivalents	$17,089
Accounts receivable, net	15,650
Inventories	22,526
Prepayments and other current assets	504
Deferred tax assets	9,462
Intangible assets, net	97,629
Property, plant and equipment, net	2,728
Goodwill	102,026
Other assets	1,541
Accounts payable	(7,093)
Accrued compensation and related expenses	(3,166)
Other accrued liabilities	(3,994)
Long-term income tax payable	(977)
Other long-term liabilities	(3,808)
Fair value of net assets acquired	$250,117

The goodwill is primarily attributable to the assembled workforce of GigPeak and synergies and economies of scale expected from combining the operations of IDT and GigPeak. Because the Acquisition was structured as a stock acquisition for income tax purposes, none of the asset step-up or asset recognition required by purchase accounting, including the goodwill described above, is deductible for tax purposes.

The following table summarizes the preliminary estimated fair value of the intangible assets, net acquired and their estimated useful lives as of the date of Acquisition:

	Estimated Fair Value (in thousands)	Estimated Useful Life
Developed technology	$55,900	5 years
Customer contracts and related relationships	29,300	5 years
Order backlog	200	1 year
Software licenses	2,229	less than a year
In-process research and development ("IPR&D")	10,000
Total	$97,629
The preliminary estimates of fair value and useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.
IPR&D represents the fair value of incomplete research and development projects that had not reached technology feasibility as of the date of Acquisition. The acquisition date fair value of IPR&D projects will be either amortized or impaired depending on whether the project is completed or abandoned.
Note 5. Preliminary Unaudited Pro Forma Financial Statement Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

Unaudited Pro Forma Condensed Combined Balance Sheet

Pro forma Adjustments:

a.	Cash – The components of pro forma adjustment to reflect IDT’s use of cash to purchase GigPeak are as follows:
	Cash used as purchase consideration	$(233,912)
	Payment of GigPeak's outstanding note payable including accrued interest	(12,805)
	Payment of IDT's transaction costs	(1,940)
	Payment of Gigpeak's transaction costs - change-in-control payments	(18,668)
		$(267,325)
b.	Adjustment in accounts receivable representing unbilled royalty revenue	$392
c.	Preliminary adjustment for step-up in fair value of inventory acquired from GigPeak	$8,839
d.	To record intangible assets on GigPeak's software license agreements
	To reclassify carrying balance of prepaid software licenses from prepayment and other current assets to intangible assets, net	$(154)
	To record intangible assets for future contractual amounts and from reclassification of prepaid software licenses	$2,229
	To record current portion of liability for future contractual amounts, to other accrued liabilities	$1,176
	To record long-term portion of liability for future contractual amounts, to other long-term liabilities	$899
e.	Adjustments in fixed assets to align with IDT's capitalization policy	$(1,377)
f.	Goodwill - The components of this adjustment are as follows:
	To eliminate GigPeak's existing goodwill	$(42,977)
	To record estimated goodwill associated with the GigPeak acquisition	102,026
		$59,049
g.	Intangibles assets, net - The components of this adjustment are as follows:
	To eliminate GigPeak's existing intangible assets	$(26,717)
	To record estimated fair value of GigPeak's identifiable intangible assets	95,400
		$68,683

h.	Historically, GigPeak had maintained a full valuation allowance against U.S. net deferred tax assets. IDT has recorded a deferred tax liability related to the intangible assets acquired as part of the GigPeak acquisition. For purposes of these unaudited pro forma condensed combined financial statements, the deferred tax liability and IDT's income are considered a source of income to recognize the US federal deferred tax asset on GigPeak’s historical financial statements, accordingly, the net deferred tax asset is being recognized.	$9,817
i.	Conforming reclassification - To reclass restricted cash to other assets as of December 31, 2016	$(87)
j.	Note payable and accrued interest - The components of this adjustment are as follows:
	To eliminate GigPeak's note payable, current portion due to debt repayment	$2,898
	To eliminate GigPeak's note payable, noncurrent portion due to debt repayment	9,853
	To eliminate the accrued interest due to debt repayment	54
		$12,805

k.	To reflect the Initial Term B Loan issued to partially finance the purchase consideration:
	Principal amount	$200,000
	Debt issuance costs	(5,820)
	Net proceeds from Initial Term B Loan	$194,180
	Classified as follows :
	Current portion of bank loan	$2,000
	Bank loan, long-term	192,180
		$194,180
l.	Adjustment for step-up in fair value of property, plant and equipment, net acquired from GigPeak	$265
m.	Conforming reclassification - To reclass unrecognized tax benefits to long-term income tax payable from other long-term liabilities as of December 31, 2016	$977
n.	Conforming reclassification - To reclass pension liabilities to other long-term liabilities as of December 31, 2016	$345
o.	Conforming reclassification - To reclass deferred tax liabilities to deferred tax assets from other long-term liabilities as of December 31, 2016	$(355)
p.	Equity - The following adjustments were recorded to the respective equity accounts:
	To eliminate GigPeak's common stock	$(69)
	To eliminate GigPeak's treasury stock	$4,972
	To eliminate GigPeak's accumulated other comprehensive income	$(440)
q.	Additional paid-in capital - The components of this adjustment are as follows:
	To eliminate GigPeak's additional paid-in capital	$(213,557)
	Preliminary estimated fair value of unvested equity awards related to pre-combination services	3,400
		$(210,157)
r.	Accumulated deficit - The components of this adjustment are as follows:
	To eliminate GigPeak's accumulated deficit	$98,782
	To record IDT's transaction costs	(1,940)
		$96,842

Unaudited Pro Forma Condensed Combined Statement of Operations

Pro forma Adjustments:

A.	Cost of revenues - The components of this adjustment are as follows:
	To eliminate GigPeak's stock-based compensation expense	$(293)
	To record amortization of unrecognized stock-based compensation expense related to replacement awards	101
		$(192)
B.	Amortization of intangible assets – The components of this adjustment are as follows:
	Cost of revenues:
	To record amortization of identified intangibles acquired from GigPeak	$11,180
	To eliminate historical amortization from the acquisition related intangibles	(1,681)
		$9,499
	Research and development :
	To eliminate historical amortization from the acquisition related intangibles	$(391)
	Selling, general and administrative :
	To record amortization of identified intangibles acquired from GigPeak	$6,060
	To eliminate historical amortization from the acquisition related intangibles	(764)
		$5,296
C.	Research and development – The components of this adjustment are as follows:
	Adjustments in fixed assets to align with IDT's capitalization policy	$1,377
	To eliminate GigPeak's stock-based compensation expense	(1,195)
	To record amortization of unrecognized stock-based compensation expense related to replacement awards	438
		$620
D.	Selling, general and administrative - The components of this adjustment are as follows:
	To eliminate GigPeak's stock-based compensation expense	$(3,099)
	To record amortization of unrecognized stock-based compensation expense related to replacement awards	1,147
		$(1,952)
E.	Interest expense - The components of this adjustment are as follows:
	Interest expense resulting from the issuance of Initial Term B Loan to partially finance the acquisition	$8,300
	Amortization of the debt issuance costs	831
	To eliminate GigPeak's interest expense for the year ended December 31, 2016	(595)
		$8,536
F.
The Acquisition was partially funded through the use of approximately $52.0 million of cash held by IDT at the time of acquisition. An adjustment was made to reduce interest income by an estimated amount of interest income that will be lost because of lower invested fund balances. A 1.17% rate of return was assumed based upon recent yields earned by IDT.

	Cash used	$52,030
	Interest rate	1.17%
	Interest income for the fiscal year ended April 2, 2017	$609
G.	Adjustments to record the preliminary tax benefit on the pro-forma adjusted pre-tax loss of GigPeak. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.	$(6,452)

6. Pro Forma Net Income per Share
The pro forma basic and diluted net income per share presented in our unaudited pro forma condensed combined statement of operations is computed based on the weighted-average number of shares outstanding.

Year Ended April 2, 2017
Net income from continuing operations, basic and diluted	$95,844
Pro forma weighted average shares outstanding, basic	133,817
Net effect of dilutive equity awards	3,779
Pro forma weighted average shares outstanding, diluted	137,596
Pro forma net income from continuing operations per share:
Basic	$0.72
Diluted	$0.70